Issuer Free Writing Prospectus dated May 13, 2009
Filed Pursuant to Rule 433
Registration Statement No. 333-150235
(Supplementing Preliminary Prospectus dated April 29, 2009)

DigitalGlobe, Inc. is providing you with the following updated information in connection with the initial public offering of shares of our common stock.

On May 12, 2009, GeoEye reported that it had identified an issue with some of the color imagery collected by the camera on its GeoEye-1 satellite. GeoEye reported that it is still analyzing the issue to determine the impact on its collection capability but that black and white collection was unaffected. The cameras on the WorldView-1 and WorldView-2 satellites were manufactured by ITT, the same manufacturer as the camera on GeoEye-1. We do not believe our cameras have a similar issue. The WorldView-1 satellite captures black and white imagery as opposed to color and has been in operation for over a year without any similar issues. The WorldView-2 satellite uses a newer version of color imaging hardware than that used on GeoEye-1 and has undergone extensive testing on the ground with no evidence this issue exists. Nonetheless, we cannot assure you that our cameras will not experience a similar issue.

To view a filed copy of our current registration statement, click on the following link:

Form S-1 Amendment No. 7

WE HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS WE HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT US AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MORGAN STANLEY & CO. INCORPORATED TOLL-FREE AT 1-866-718-1649 OR J.P. MORGAN SECURITIES INC. TOLL-FREE AT 1-866-430-0686.

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